Exhibit 10.2

BUSINESS COOPERATION AGREEMENT

Agreement No.:

THIS BUSINESS COOPERATION AGREEMENT (hereinafter referred to as this “BCA”) is made and entered into as of January 15, 2022 (“Effective Date”), by and between

NEUSOFT MEDICAL SYSTEMS CO., LTD.

a company duly organized and existing under the Laws of the People’s Republic of China, and having its principal place of business at No.177-1, Chuangxin Road, Hunnan District, Shenyang, People’s Republic of China, 110167 (hereinafter referred to as “NEUSOFT”) and

POSITRON CORPORATION

a company duly organized and existing under the Laws of the State of Texas in the United States of America and having its principal place of business at Positron (hereinafter referred to as “POSITRON”) at 1777 Maryland Ave, Niagara Falls, NY 14305.

Hereinafter individually referred to as a “Party” and/or collectively referred to as “Parties”.

WITNESSETH:

WHEREAS, NEUSOFT is in the business of manufacturing, developing and selling medical imaging products worldwide and desires to establish an SKD partnership for Product in the Territory as herein defined;

WHEREAS, POSITRON is in the business of developing, selling, distributing medical imaging equipments and desires to sell the Equipment in the Territory subject to terms and condition of this Agreement.

POSITRON is the Exclusive NEUSOFT NeuWise PET/CT SKD distributor provided that in the future POSITRON 1) receives FDA certification and 2) maintains Minimum Purchase Amounts in future years.

WHEREAS, the Parties agree to establish a strategic long-term collaboration for manufacturing and purchasing of Product set forth in the “Project Agreement” attached hereto and made a part of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, the Parties hereto agree as follows.

Article 1: DEFINITIONS

For the purpose of this Agreement the following defined terms shall have the meanings set forth below, unless the context clearly indicates otherwise. All definitions apply both to their singular and plural forms, as the context may require. All references to “Article” refer to this Agreement, and all references to “Exhibits” refer to the Exhibits of this Agreement. “Herein”, “hereof”, “hereto” and similar terms refer to this Agreement. “Including” means “including without limitation”.

1.1	“Deliverables” means the Product, related documentation and other deliverables, as hereinafter defined in the Project Agreements, to be manufactured by NEUSOFT and to be delivered to POSITRON.

1.2	“Product” means the components of NEUSOFT’s medical imaging products supplied by NEUSOFT to POSITRON, as defined in certain Amendments to this Agreement or in the respective Project Agreement.

1.3	“SKD” means semi knocked down.

1.4	“Equipment” means the medical diagnosis equipment manufactured and assembled by POSITRON on the basis of the Product, which sold to the end-user in the Territory by POSITRON.

1.5	“Intellectual Property Rights” means all intellectual property rights arising under statutory or common law or the law of China, domestic and foreign, whether or not perfected or incorporated in the Deliverables and/or the Product and Equipment, including all (1) patents, patent applications and patent rights necessary to use the Product and Equipment, (2) rights associated with works of authorship, including copyrights, trademarks, mask work rights and applications, and registrations, thereof, (3) rights relating to the protection of trade secrets and confidential information, (4) any rights analogous to those set forth herein and any other proprietary rights relating to intangible property and (5) any available divisions, continuations, renewals, reissues and extensions of the foregoing whether now existing or hereafter filed, issued or acquired.

1.6	“Confidential Information” means any information disclosed by either Party under or in connection with this Agreement in writing, in drawings or in any other tangible form, marked or otherwise designated as “Confidential” or “Proprietary”, or if disclosed orally, which is identified by the disclosing Party as confidential at the time of disclosure and then summarized in tangible form within thirty (30) days after disclosure, marked or otherwise designated as “Confidential” or “Proprietary”.

1.7	“Currency of Payment” means in United States Dollars unless otherwise agreed between the Parties.

1.8	“Defect” means a failure of the Product to conform to the specification, agreed under a Project Agreement to this Agreement.

1.9	“Territory” means territory listed in each Project Agreement and such other area(s) as the both Parties agreed upon in writing.

1.10	“Last Buy” means the order on special conditions for exceptional situation of end of product or end of cooperation notification.

1.11	“Project Agreement” means each Project Agreement, which is to be entered into between the Parties from time to time for defining the initial and subsequent projects that will be performed under this Agreement.

1.12	“NRE” means a onetime cost usually associated with the design, development or manufacture of a new design, product or customized equipment. The term is used across several industries and may thus mean different things depending on whether it is a new process, product, software or strategy such as a new supply chain.

These Project Agreements will specify the following:

●	Deliverables

●	Development and Test Time Schedule

●	Price and Order

●	Payment Condition

●	Minimum Purchase Amount

●	Territory

●	other items related to the project agreement including special terms and conditions

Article 2: SCOPE OF AGREEMENT

2.1	POSITRON shall sell the Equipment to the End Users in the Territory under POSITRON’s name/brand.

2.2	POSITRON shall retain its own service organization for the equipments in the Territory and solely responsible, at its own cost and expense.

2.4	POSITRON shall purchase such of the Product of such amount which would not be less that the total amount specified also in Project Agreements (“Minimum Purchase Amount”). If the Minimum Purchase Amount that was agreed upon for a Financial year was not purchased by POSITRON during the said Financial Year, then NEUSOFT may terminate this Agreement by giving a written notice to POSITRON at any time after the end of the said Financial Year for which POSITRON failed to attain the Minimum Purchase Amount.

2.5	POSITRON upon written notice from NEUSOFT will have 60 days to complete (Purchase) unfulfilled Minimum Purchase Amounts.

Article 3: QUALITY MANAGEMENT

3.1	POSITRON shall set up appropriate and updated quality management system for the Equipment, and this system shall at least conform to FDA standards.

3.2	Product and Equipment cannot be altered, increased, reduced, or changed for its elements, and the maintenance and parts replacement of the Product shall conform to the requirements of NEUSOFT.

3.3	The Parties agree to report to each other at any time, without being asked, about all important Product information and observations including any malfunctions in the Product or any inadequacy in the End-User instructions for the Product. The same shall apply with respect to proposals for improvement, suggestions, and other ideas which POSITRON himself obtains in connection with his distributorship and/or the Product concerning the manufacture and/or the sale of the Product or their improvement.

3.4	Subject to the prior written consent of NEUSOFT, POSITRON may send personnel of its own choice in a number to be agreed upon by the parties to NEUSOFT premises for the purpose of being thoroughly trained in the installation and operation of the Product in Territory. Any and all expenses relating to said technical assistance, including but not limited to costs for round trips, meals, lodging, and other expenses, shall be borne by POSITRON. If the training is performed outside NEUSOFT’s premises, POSITRON shall also bear the above costs and expenses for NEUSOFT person who will train the POSITRON ‘s personnel.

Article 4: CERTIFICATION / REGISTRATION

4.1	POSITRON shall undertake all necessary and relevant formalities and procedures in respect of registration of the Equipment in the Territory, and registration fees and related expenses thereby occurred shall be paid and borne by POSITRON.

4.2	POSITRON shall provide the list of the necessary documents for the registration process and NEUSOFT may cooperate to provide the proper information consultant and assists.

4.3	The registration shall be in full compliance with the applicable laws of Territory, rules and regulations in connection with the Equipment administration, including importation registration and commercialization of the Equipment in Territory. Upon POSITRON’s written request, NEUSOFT agrees to provide POSITRON materials, documents and information regarding the Equipment necessary for adequate registration of the Equipment pursuant to the medical administration requirements. Without the prior written approval from NEUSOFT, POSITRON shall make no modification to any technical documents provided by NEUSOFT.

4.4	For this purpose, POSITRON agrees to make immediate application for all required registrations in the Territory. If the registrations are not filed with the FDA within twelve (12) months from the effective date of each relevant Project Agreement, this agreement may be cancelled.

NEUSOFT agrees to supply all relevant and necessary documentation required for a successful FDA certification. Any delay in certification due to NEUSOFT, Covid and/or FDA backlog will not be reason for termination of agreements between POSITRON and NEUSOFT.

POSITRON agrees to pay the NRE fees of $XXXXXX to NEUSOFT. Payment Terms: USD $XXXXXX should be paid by POSITRON as down payment before POSITRON notices NEUSOFT to provide relevant documentation for the FDA registration process or when the PET/CT testing is validated, whichever comes first. USD$XXXXXX should be paid by POSITRON when the FDA certification is passed.

4.5	POSITRON can only use Registration Certificates in carrying out business activities relating to the Equipment. Upon termination of this Agreement, no mater what reason for it, POSITRON shall forthwith hand over all Registration Certificates to NEUSOFT, and assign the registrations to NEUSOFT or person, company or other legal entity designated by NEUSOFT.

Article 5: DELIVERY

5.1	The delivery term of Product hereunder shall be Ex Works Shenyang in INCOTERMS® 2010 and such delivery shall be made within 15 weeks from the date of the receipt of the payment, unless otherwise agreed by the Parties in writing. In the event of any inconsistency between the delivery terms of this Agreement and the delivery terms of Project Agreement, the delivery terms of Project Agreement prevail.

5.2	NEUSOFT, in its sole discretion, shall have the right to modify, replace, or improve the Products without prior notice to POSITRON.

5.3	NEUSOFT, in its sole discretion, shall have the right to discontinue the Product during the Term of Agreement. NEUSOFT shall give written notice to POSITRON at least 12 months before such changes are implemented. In this case, POSITRON will have the right to make a Last Buy order of the relevant Product and NEUSOFT will be obliged to fulfill such order. Terms and conditions of such Last Buy order shall be agreed by the parties prior to signing the relevant Project Agreement.

5.4	POSITRON shall, in respect of each order for the Products to be delivered hereunder,

(a)	ensuring the accuracy of the order.

(b)	providing the NEUSOFT with any information which is necessary in order to enable the NEUSOFT to fulfill the order and to comply with all labeling, marketing and other applicable legal requirements in the Territory.

(c)	obtaining any necessary import licenses, other requisite documents, and paying all applicable customs, duties and taxes in respect of the importation of the Products into the Territory and their sale in the Territory; and all orders placed by POSITRON shall be firm orders and shall be in writing and in the English language.

5.5	POSITRON shall submit, by the 1st day of each Quarter, to NEUSOFT a rolling forecast for the following Quarter of the Products ordered or to me ordered and shall promptly notify the NEUSOFT of any changes in circumstances which may affect its requirements.

5.6	NEUSOFT may assign one of its wholly owned or associated company to sign or perform Project Agreement and Order with POSITRON.

Article 6: INSPECTION & ACCEPTANCE

6.1	Upon delivery of the Product to the POSITRON, the POSITRON shall test (NEMA) and evaluate the Product to determine whether they conform and will, within 30 working days from the EXW date for the delivered Product, give the NEUSOFT notice of its acceptance of the delivered Product or of any Defects. Should no notice is given to the NEUSOFT within such 30 working days, the delivered Product shall be deemed to be accepted by the POSITRON.

6.2	Upon receipt of notice of any Defects, the NEUSOFT shall resolve the Defects within 30 working days from the notice of non-acceptance date by POSITRON, which, however, may be extended by parties’ mutual consent.

Article 7: WARRANTY

7.1	NEUSOFT warrants that the Product shall be free from defects in material and workmanship for a period one year as from the date of handing over of the Product to End User for first patient use or 13 months as from the EXW date of the delivered Product, whichever comes first. However, NEUSOFT’s warranty is limited to replacing or repairing, at its sole option, at its factory in Shenyang, China, any of the Product that within the warranty period are returned to NEUSOFT and that are confirmed by NEUSOFT to be defective in proper usage. POSITRON will return the defective Product to NEUSOFT’s factory, or the place designated by NEUSOFT at POSITRON’s costs and charges. The transportation charges to POSITRON after replacement/repair for the returned parts will be paid by NEUSOFT. Notwithstanding the foregoing, the warranty above shall not apply, if the Product have been subjected to misuse, unauthorized modification, negligence, improper installation, improper maintenance, improper transportation, accident, alteration, or design change by anyone other than NEUSOFT, or the Product have been used in violation of instructions furnished by NEUSOFT.

7.2	POSITRON shall obtain, at its expense, a product liability insurance covering any third-party claim against the POSITRON and/or NEUSOFT in relation to any Product and Equipment and such insurance shall name NEUSOFT as one of the insured or its interest in the proceeds of such insurance shall be noted on the policy by the insurer. The POSITRON agrees to supply NEUSOFT with a copy of said policy and any renewal thereof or amendment thereto.

7.3	Except as set forth above, NEUSOFT makes no other warranties or representations as to the Product. All implied warranties, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose are hereby excluded. In no event shall NEUSOFT be liable for any indirect, incidental, consequential, or special damages, including lost profits, sustained, or incurred in connection with the Product or caused by the Product’s defects, regardless of the form of action, whether in contract, tort, including negligence and strict liability, or otherwise, and whether or not such damages were foreseen or unforeseen. The remedies set forth herein are exclusive, and the total amount of liability of NEUSOFT with respect to any warranty, express or implied, shall not exceed the price of the Product upon which such liability is based.

Article 8: MAINTENANCE OF PRODUCT

8.1	NEUSOFT has the exclusive right to provide the end users with after sales service in the Territory. POSITRON shall, upon the instructions of NEUSOFT, provide the information related to end users or potential customers.

8.2	In case POSITRON breached this Agreement to provide the End Users with after sales service, NEUSOFT shall not be liable for including but not limited to the losses and products damages of the End Users, and NEUSOFT reserves the right to claim for including but not limited to the loss, expenses, profits and damaging reputation (if any) .

Article 9: INTELLECTUAL PROPERTY INDEMNITY

9.1	In the event that any claim is brought by any third party against POSITRON concerning the infringement of any Intellectual Property Right arising from POSITRON’s use or sale of the Product, POSITRON shall immediately inform NEUSOFT of such claim in writing and take all reasonable efforts to mitigate its loss. NEUSOFT shall defend, with the assistance of POSITRON, including without limitation in providing relevant information and materials, except providing any monetary payments to NEUSOFT, and indemnify POSITRON against any claim, suit or proceeding against POSITRON for the infringement of Intellectual Property Rights of any third party in respect of the Product and shall control the conduct of such proceedings and/or the responses to such claims and the settlement thereof; provided however that POSITRON shall have given NEUSOFT prompt written notice of any such claim, suit or proceeding and furnished NEUSOFT with a copy of each communication relating thereto and given NEUSOFT the requisite sole authority to defend or settle such claim, suit or proceeding.

9.2	In case of such proceeding, threat of proceeding or claim occurs, or in NEUSOFT`s opinion is likely to occur, NEUSOFT shall have the option (a) to procure for POSITRON a license/right for the (allegedly) infringing Product; or (b) to modify the Product in such way that it no longer infringes; or (c) to replace the Product by similar non-infringing Product.

9.3	NEUSOFT shall not be liable for infringement in instances where POSITRON is charged with infringement (a) solely due to modification or changes of the Product by POSITRON without NEUSOFT`s prior written consent or (b) where the infringement is as a result of required compliance by NEUSOFT with design specifications furnished by POSITRON, if such compliance necessarily and solely gives rise to such infringement. Notwithstanding the foregoing, if NEUSOFT, in the process of manufacturing or developing with the design specifications furnished by POSITRON, discovers the risk of infringing the intellectual property rights of any third party, NEUSOFT shall immediately inform POSITRON of such risk so that POSITRON may take timely and appropriate measures against the risk.

Article 10: DEVELOPMENT & PAYMENT

10.1	The purchase price for each Product shall be as shown in the respective Project Agreement. The purchase prices for Products are to be based on EX WORKS of NEUSOFT’s facility in Shenyang, China and are net-prices even if not separately shown, plus costs for packaging, freight, assembly, postal charges, insurance costs, any costs for bank or payment transactions and any other additional costs.

10.2	All fees payable hereunder which are overdue shall bear interest until paid at a rate equal to 0.05% per delayed day, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights NEUSOFT has as a result of POSITRON’s failure to make timely payment of any amounts.

10.3	All payments required under this Agreement and its Project Agreements shall be made by POSITRON to NEUSOFT by wire transfer in accordance with the following instructions:

●	Beneficiary’s Bank:

●	Account No.

●	Swift:

●	Add: No.33 CaiTa Street, Heping District,ShenYang,Liaoning Prov.,China

●	Beneficiary: NEUSOFT MEDICAL SYSTEMS CO., LTD

●	Add: No. 177-1 Chuangxin Road, Hunnan District, Shenyang, Liaoning, China 110167

Article 11: TAXES

The taxes incurred from, or in relation to, the transactions under this Agreement and its Project Agreements shall be borne by the Party which is responsible for such taxes. Any amount required to be withheld by either Party from the other Party under any applicable tax law shall be withheld and promptly paid to the appropriate tax authorities in accordance with such tax law, and the withholding Party shall immediately furnish the other Party with official tax receipts, certificates or other appropriate evidence issued by the tax authorities in respect of any sum so withheld and paid.

Article 12: INTELLECTUAL PROPERTY RIGHTS

12.1	All Intellectual Property Rights in the Deliverables or in any Product and/or Equipment and all parts and copies thereof shall remain vested in NEUSOFT. Notwithstanding anything herein, with respect to the Deliverables and to Product, NEUSOFT shall not be deemed to have transferred to POSITRON or any other party any Intellectual Property Rights in such Deliverables or Product as a result of this Agreement or its Project Agreements.

12.2	POSITRON will not, without the prior written consent of NEUSOFT, directly or indirectly, obtain or attempt to obtain, during the term of this Agreement, any right, title or interest, by registration or otherwise, in or to the patents, copyrights, trademarks, trade names, models, symbols, or designations owned or used, by NEUSOFT, or in or to any design, design improvement or invention embodied in the Deliverables or to the Product.

12.3	POSITRON will not display or otherwise use or permit any person or entity under its control to display or otherwise use, any of the trademarks, trade names, copyrights or other proprietary designations, or any variations or combinations thereof, owned by NEUSOFT, without the prior express written consent of NEUSOFT.

12.4	POSITRON shall in no event be allowed to make any modifications or alterations to the Product or to make any copies thereof without prior written approval from NEUSOFT. Should the POSITRON, deliberately or negligently, be in breach of these obligations, the POSITRON shall pay a penalty in an amount of [the Maximum of five (5) times of the purchase price of the Product affected by such breach of these obligations]. The penalty shall not exclude NEUSOFT from claiming further damages for breach of these obligations. NEUSOFT remains the exclusive owner of all intellectual property rights gained within the course of this Agreement with respect to the Product even if certain modifications or improvements of the Product are made on suggestion or proposal of the POSITRON.

Article 13: INDEMNIFICATION

The POSITRON hereby irrevocably indemnifies and holds NEUSOFT harmless from and against all costs, claims, charges, damages, expenses, liabilities and losses whatsoever arising out of or in connection with any breach by the POSITRON of any of its obligations hereunder and in particular any and all claims and damages of whatsoever nature arising from the injury or death of any person or persons and/or damage to or loss of property, arising out of or attributable to, whether directly or indirectly, the conduct, operations or performance of the POSITRON in respect of the Product.

Article 14: TERM OF AGREEMENT

This Agreement shall become effective upon signing and shall continue in full force and effect for a period of 7 years from the date hereof, unless earlier terminated pursuant to Article 15 or 19. The Agreement shall be automatically extended for periods of three (3) years on a recurring basis unless, six (6) months prior to the expiration of the Agreement or an extension period, written notice of one Party’s intention to terminate is provided to the other Party.

Article 15: TERMINATION

15.1	Each Party can terminate this Agreement upon written notice to the other Party in any of the following cases:

(a)	If the other Party is materially in breach or default of any of its obligations under this Agreement and fails to remedy the breach or default within sixty (60) days after receipt of written notice requiring that the breach or default be remedied; or

(b)	If the other Party files for its liquidation or bankruptcy; or

(c)	In case and under the conditions that are specified in Article 19.

15.2	NEUSOFT shall be entitled to terminate this Agreement by giving not less than thirty (30) days’ written notice to POSITRON if:

(a)	there is at any time a sale of the majority of the company and/or its assets to a corporation or a firm or any other entity, any change in the shareholding or equity of such corporation or firm or entity or any other corporation or firm or entity having any direct or indirect interest in it; or

(b)	POSITRON infringes any Intellectual Property Rights of NEUSOFT.

15.3	Outstanding unpaid invoices rendered by NEUSOFT in respect of the Product shall become immediately payable by POSITRON and invoices in respect of the Product ordered prior to termination but for which an invoice has not been submitted shall be payable immediately upon submission of the invoice.

15.4	POSITRON shall cease to operate, promote, market or advertise the Product. If so POSITRON shall at its own expense within thirty (30) days send to NEUSOFT or otherwise dispose of in accordance with the directions of NEUSOFT all samples of the Product and any advertising, promotional or sales material relating to the Product then in the possession of POSITRON.

15.5	Articles 12, 13, 15, 16, 20 and 23 shall survive termination of this Agreement.

Article 16: CONFIDENTIALITY

16.1	NEUSOFT and POSITRON shall maintain in confidence all Confidential Information disclosed to the other Party under this Agreement. The Parties agree that all Confidential Information made by each party to the other, subject to the terms and conditions hereof, shall be used only in connection with the proper performance of this Agreement. Information shall not be considered Confidential Information if such information:

(a)	had been previously published to the general public prior to the time of disclosure.

(b)	becomes part of the public domain by publication or otherwise, after disclosure, except by breach of this Agreement.

(c)	prior to disclosure to a party, was already in possession of that party as evidenced by written records kept in the ordinary course of business, or by proof of actual use; or

(d)	was rightfully furnished to the receiving party after disclosure by a third party without restriction on disclosure; or

(e)	the receiving party is required to disclose by a governmental authority having proper jurisdiction, provided that the receiving party promptly notifies the disclosing party of such request.

16.2	The Parties may disclose the Confidential Information to their employees working with or otherwise involved in the projects agreed under this Agreement and shall ensure that such employees are aware of and confirm that they are bound by the terms and conditions of this Article. Further, both Parties agree that the Confidential Information shall not be disclosed to persons in either of their respective organizations not directly involved in these discussions.

16.3	The Parties agree to return to the other party, on written request, all materials containing or representing any Confidential Information.

16.4	In the event of breach of any provisions of Article 16 herein, the aggrieved party shall be entitled to seek injunctive relief, in addition to damages, for the breach thereof, and in addition to which, the aggrieved party shall be entitled to reasonable attorney fees incurred for the enforcement of said provisions.

16.5	This confidentiality obligation shall continue for a period of Five (5) years after the termination or expiration of this Agreement.

Article 17: NOTICES

Whenever under the terms of or in connection with this Agreement and its Project Agreements any notice, consent, approval, authorization or other information is proper or required to be given by either Party, such notice, consent, approval, authorization or other information shall be in writing and shall be given or made by facsimile, by reputable overnight courier with documentation of receipt to the intended recipient thereof or by registered or certified mail, return receipt requested, and with all postage prepaid, addressed as follows:

To NEUSOFT

NEUSOFT MEDICAL SYSTEMS CO., LTD.

NEUSOFT MEDICAL SYSTEMS CO., LTD.

No. 177-1 Chuangxin Road, Hunnan District, Shenyang, Liaoning, China 110167

Tel.: XXXXXXXXX

To POSITRON

POSITRON CORPORATION

1777 Maryland Ave

Niagara Falls, New York (USA) 14305

Tel.:   317 576-0183

Attention: Adel Abdullah

or to such other address of either Party as may be supplied by written notice given in accordance herewith. Notice shall be deemed received on the date of receipt. In the event notice is given by facsimile, a copy of such facsimile shall be sent to the recipient thereof in accordance with the provisions hereof (other than by facsimile) within two days after such facsimile was transmitted. In no event email shall be considered sufficient to meet the written form.

Article 18: RELATIONSHIP OF PARTIES

The relationship between the Parties is that of independent contractors. This Agreement does not establish a joint venture, agency or partnership between the Parties, nor does it create an employer-employee relationship. Unless specifically provided in this Agreement or authorized in writing by an officer or other authorized employee of NEUSOFT, POSITRON shall have no authority or power to bind NEUSOFT, to create a liability against NEUSOFT, to incur any obligations on behalf of NEUSOFT or to represent that NEUSOFT is in any way responsible for POSITRON and POSITRON shall not hold itself out as having any such authority.

Article 19: FORCE MAJEURE

A Party shall not be liable to the other Party for any delay or failure by such Party to perform its obligation under this Agreement if such delay or failure arises from any cause or causes beyond the reasonable control of such Party, including labor disputes, strikes, other labor or industrial disturbances, acts of God, floods, lightning, shortages of materials, utility or communication failures, earthquakes, war, riots, insurrections, embargoes, regulations or orders of any governmental agency or subdivision thereof; provided, however, that if such non-performance due to force majeure continues for more than three (3) consecutive months, either Party may terminate this Agreement without penalty by one month’s written notice.

Article 20: LIMITATION OF LIABILITY

20.1	Notwithstanding any provision in this Agreement to the contrary, in no event is NEUSOFT liable for indirect, incidental, or consequential damages and in no event may the liability of NEUSOFT arising in connection with any of the Product (whether this liability arises from a claim based on contract, warranty, tort, or otherwise) exceed the actual amount paid by POSITRON to NEUSOFT for the very Product.

20.2	The Parties to this Agreement acknowledge and agree that the limited warranties and limitation of liability articles contained in this Agreement and in the specification have been expressly agreed to in consideration of the purchase price and other articles of this Agreement. To the extent applicable laws do not allow the limitations set out in this article and other articles of the Agreement, such limitations shall not be applied or invoked.

20.3	In cases of any breach of this Agreement, the breaching Party will only be liable to the other Party to pay compensatory damages, i. e. to make good the value of the performance which it has failed to make. Except for Article 16.4, any liability of either Party for any other form of loss is excluded, including any additional damages in any form whatsoever or any compensation for any indirect or consequential loss or any loss due to a loss of profits.

Article 21: Anti-corruption

POSITRON hereby represents and guarantees that it shall comply with all applicable anti-corruption laws and regulations, and not make any payment or offer any gift to any employee of a government or of a customer on behalf of itself or NEUSOFT for any purpose. Furthermore, POSITRON agrees and acknowledges that it shall not provide any rewards, gifts, discounts or any other benefits, tangible or intangible, to the personnel of NEUSOFT or of any affiliated companies of NEUSOFT.

Article 22: Export Control

POSITRON agrees and acknowledges that the Deliverables and/or Products supplied by NEUSOFT may be subject to United States or any specific local export regulations and POSITRON further acknowledges that it is familiar or agrees to become familiar with such regulations. Furthermore, POSITRON agrees that it will not deal with the Deliverables and/or Products in violation of such regulations, more specifically will not (re-)export or otherwise dispose of such Products without the applicable, prior written authorization of the national or US authorities respectively.

Article 23 MISCELLANEOUS PROVISIONS

23.1	Governing Law: The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China without giving effect to its conflict of laws provisions.

23.2	Arbitration: All disputes, controversies or disagreements which may arise between the parties, in relation to or in connection with this Agreement, or for the breach hereof shall be finally settled by arbitration. Either party has the right to submit the dispute to China International Economic and Trade Arbitration Commission, Beijing, PRC (the “Commission”) for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration in accordance with said rules. The arbitration proceedings shall be conducted in English, and all documents not in English submitted by any party must be accompanied by an English translation. The arbitral award is final and binding upon both parties. All such awards and decisions may be filed by the prevailing party with any court having jurisdiction over the person or property of the other party as a basis for judgment and the issuance of execution thereon. Costs of arbitration as well as related legal fees and expenses shall be borne by the losing party.

23.3	Assignment: Neither Party shall assign or delegate any right or interest in this Agreement without the prior written consent of the other Party.

23.4	Waiver: No delay or omission in exercising any right or power under this Agreement shall operate to impair or be construed as a waiver of such right, power or remedy. No waiver shall be binding unless executed in writing by the Party against whom the waiver is sought to be enforced.

23.5	Entire Agreement: This Agreement, together with the Project Agreements attached hereto which is incorporated fully and is made part of this Agreement, constitutes the entire understanding and agreement between the Parties hereto and supersedes any prior agreements between the Parties hereto, whether oral or written, for the matter contained in this Agreement. In the event of any conflict between the terms of the any Project Agreement and the terms of this Agreement, the terms of the Project Agreement shall prevail.

23.6	Amendments: No amendment or change hereof or addition hereto shall come into effect unless reduced to writing and executed by the respective duly authorized representative of each of the Parties hereto.

23.7	Non-solicitation: The Parties agree not to solicit each other’s employees to change their employment to the other company and not to take other actions and not to initiate other offers towards the other Party’s employees, which may negatively affect the business of the other Party.

23.8	Headings: The headings used in this Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

23.9	Severability: If any part of this Agreement becomes illegal, unenforceable, or void, such provision will be changed and interpreted so as to best accomplish the objectives of that provision to the extent allowed by law, and the remaining provisions of this Agreement will continue in full force and effect.

23.10	Counterparts: This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one single Agreement between the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be validly executed by their duly authorized representatives, in duplicate originals.

NEUSOFT MEDICAL SYSTEMS CO., LTD.	POSITRON CORPORATION

Date:	Date:

By	By	/s/ Adel Abdullah

Name:	Name: Adel Abdullah

Title:	Title: President